FORM 20(Section 371)

                                 Certificate of
                             Incorporation No. 57126

                                   COMPANY ACT

                               ORDINARY RESOLUTION


The following ordinary resolution was passed by the undermentioned company on the date stated:

Name of company: SILVERADO MINES LTD.

Date resolution passed: MAY 13, 1996

Resolution:

     "RESOLVED, as an Ordinary Resolution, that the Memorandum of the Company be altered by increasing the authorized capital from 50,000,000 shares without par value to 75,000,000 shares without par value".

              The Memorandum As Altered Is Attached As Schedule A.

CERTIFIED A TRUE COPY THE 13TH DAY OF MAY, 1996.


/S. Morrow/
Signature

Relationship to Company:  Solicitor


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                                   SCHEDULE A


     Attached to the Ordinary Resolution of Silverado Mines Ltd. passed by the Members on the 13th day of May, 1996.


                                   MEMORANDUM
                                    (Altered)

                                       of

                              SILVERADO MINES LTD.


1.   The name of the Company is "SILVERADO MINES LTD."

2. The Company is restricted from carrying on all businesses except the following:

     (a) To acquire by purchase, lease, hire, discovery, location or otherwise, and hold mines, mineral claims, mineral leases, mining lands, prospects, licenses and mining rights of every description, and to work, develop, operate, turn to account, sell, or otherwise dispose thereof.

     (b) To dig, drill, or bore for, raise crush, wash, smelt, reduce, refine, amalgamate, assay, analyse, and otherwise treat gold, silver, copper, lead, iron, coal, petroleum, natural gas, and any other ore, deposit, metal, or mineral whatsoever, whether belonging to the Company or not, and to render the same merchantable, and to buy, sell, and deal in the same or any product thereof.

     (c) To engage in any branch of mining, smelting, milling, and refining minerals.

     (d) To acquire by purchase, lease, hire, exchange, or otherwise timber lands, leases, or claims, rights to cut timber, surface rights and rights-of-way, water rights and privileges, patents, patent rights and concessions, and other real or personal property.

     (e) To acquire by purchase, lease, hire, exchange, or otherwise, and to construct, operate, maintain, or alter, trails, roads, ways, tramways, reservoirs, dams, flumes, race and other ways, water-courses, canals, aqueducts, pipe-lines, wells, tanks, bridges, wharves, piers, mills, pumping plants, factories, foundries, furnaces, coke-ovens, crushing works, smelting-works, concentrating works, refining works, hydraulic, electrical, and other works and appliances, power devices and plants of every kind, laboratories, warehouses, boarding houses, dwellings, buildings, machinery, plant, and other works and conveniences, and to buy, sell, manufacture, and deal in all kinds of goods, stores, provisions, implements, chattels, and effects.

     (f) To build, purchase, lease, hire, charter, navigate, use and operate cars, wagons, and other vehicles, boats, ships, and other vessels.

     (g) To sell or otherwise dispose of ore, metal, oil, gas, or mineral product, and to take contracts for mining work of all kinds, and to accept as the consideration shares, stock, debentures, or other securities of any limited company, whatsoever incorporated and carrying on any business, directly or indirectly, conductive to the objects of a specially limited company, if such shares (except the shares of a company having non-personal liability), stock, debentures, or other securities are fully paid up, and to sell or to otherwise dispose thereof.

3. The authorized capital of the Company consists of 75,000,000 shares without par value.
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